Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – April 30, 2015 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.8 million on revenue of $19.2 million for the first quarter ended March 29, 2015. For the first quarter of 2014, the Company reported an operating loss of $1.1 million on revenue of $15.3 million.

“Building on our strong fourth quarter performance, we continued to execute well against our business model parameters in the first quarter. With both Battery & Energy Products and Communications Systems producing top-line sales growth, Ultralife generated consolidated gross margin of 31.3%, operating margin of 4.3% and EPS of $0.03 for the quarter. Having started the year on a solid note, we remain positioned to generate top-line growth and profitable results for 2015,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer.

First Quarter 2015 Financial Results

Revenue grew $3.9 million, or 25%, to $19.2 million compared to $15.3 million for the first quarter of 2014 reflecting increases in both Battery & Energy Products sales and Communications Systems sales. Battery & Energy Products sales were $16.3 million compared to $13.9 million last year, a 17% increase, driven by higher shipments to Government/Defense customers. Communications Systems sales more than doubled to $2.9 million compared to $1.4 million for the same period last year, primarily reflecting higher sales of new products, including our Universal Vehicle Adaptors to a large international prime, as well as an improved order flow.

Gross profit was $6.0 million, or 31.3% of revenue, compared to $4.3 million or 28.4% of revenue for the same quarter a year ago. The 290 basis point increase primarily reflects favorable product mix, improved overhead absorption on higher production volumes and continued Lean productivity gains. Battery & Energy Products gross margin was 29.4%, 210 basis points higher than the 27.3% reported last year, and Communications Systems gross margin was 42.2%, a 300 basis point improvement from the 39.2% reported last year.

Operating expenses were $5.2 million compared to $5.4 million last year reflecting ongoing discretionary spending discipline while continuing to invest in new product development. Operating expenses were 27.0% of revenue compared to 35.5% for the year earlier period.

The combination of higher revenue and resulting gross profit leverage, and lower operating expenses produced operating income of $0.8 million compared to an operating loss of $1.1 million last year for an operating margin of 4.3% versus negative 7.2% last year. Net income was $0.5 million, or $0.03 per share compared to a net loss of $1.3 million, or $0.07 per share, for the first quarter of 2014.

Share Repurchase Program

Ultralife’s Board of Directors has authorized an extension of the Company’s share repurchase program for an additional twelve month period beginning May 1, 2015 and ending April 30, 2016, subject, for the entire period as extended, to the 1.8 million share aggregate limit established in the initial authorization. Since the inception of the share repurchase program on May 1, 2014, the Company has repurchased 388,122 shares.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

 Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(unaudited)

ASSETS
	March 29,	December 31,
	2015	2014
Current assets:
Cash and cash equivalents	$20,272	$17,866
Trade accounts receivable, net	11,698	11,295
Inventories	24,775	26,086
Prepaid expenses and other current assets	1,804	1,603
Total current assets	58,549	56,850

Property, equipment and improvements, net	9,643	9,812
Goodwill, intangibles and other assets	20,863	20,980
Total assets	$89,055	$87,642

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,687	$6,996
Accrued compensation and related benefits	2,076	1,725
Accrued expenses and other current liabilities	2,445	2,490
Total current liabilities	12,208	11,211
Deferred income taxes and other non-current liabilities	4,573	4,518
Total liabilities	16,781	15,729

Shareholders' equity:
Common stock	1,897	1,894
Capital in excess of par value	176,089	175,940
Accumulated deficit	(96,387)	(96,920)
Accumulated other comprehensive loss	(445)	(467)
Treasury stock	(8,756)	(8,420)
Total Ultralife equity	72,398	72,027
Noncontrolling interest	(124)	(114)
Total shareholders’ equity	72,274	71,913

Total liabilities and shareholders' equity	$89,055	$87,642

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands except per share amounts)
(unaudited)
	Three month periods ended
	March 29,	March 30,
	2015	2014
Revenues:
Battery & energy products	$16,276	$13,922
Communications systems	2,901	1,363
Total revenues	19,177	15,285

Cost of products sold:
Battery & energy products	11,492	10,121
Communications systems	1,678	829
Total cost of products sold	13,170	10,950

Gross profit	6,007	4,335

Operating expenses:
Research and development	1,359	1,436
Selling, general and administrative	3,826	3,995
Total operating expenses	5,185	5,431

Operating income (loss)	822	(1,096)

Other expense	(188)	(63)
Income (loss) from continuing operations before income taxes	634	(1,159)

Income tax provision	(111)	(60)

Net income (loss) from continuing operations	523	(1,219)
Loss from discontinued operations, net of tax	-	(61)

Net income (loss)	523	(1,280)

Net loss (income) attributable to noncontrolling interest	10	(6)

Net income (loss) attributable to Ultralife	$533	$(1,286)

Net income (loss) per share attributable to Ultralife common shareholders – basic:
Continuing operations	$.03	$(.07)
Discontinued operations	.00	.00
Total	$.03	$(.07)

Net income per share attributable to Ultralife common shareholders – diluted:
Continuing operations	$.03
Discontinued operations	.00
Total	$.03

Weighted average shares outstanding – basic	17,346	17,513
Weighted average shares outstanding – diluted	17,354